Exhibit 99.1

Contacts:
John McLaughlin	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications
775-832-8500	360-668-3701
john.mclaughlin@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces First Quarter 2013 Financial Results

INCLINE VILLAGE, NV, May 9, 2013 – PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today reported financial results for the first quarter ended March 31, 2013.

Royalty revenues for the first quarter of 2013 increased 19 percent over the same period of 2012. Total revenues for the first quarter of 2013 were $91.8 million compared to $77.3 million for the same period in 2012.

Royalty revenues for the first quarter of 2013 are based on fourth quarter 2012 product sales by PDL’s licensees. The growth in royalty revenues was driven primarily by increased royalties from fourth quarter 2012 sales of Avastin®, Herceptin®, Lucentis®, Tysabri®, and Actemra®.

General and administrative expenses for the first quarter of 2013 were $7.2 million compared with $6.9 million in the same period of 2012.

Net income for the first quarter of 2013 was $53.5 million or $0.36 per diluted share as compared with $40.2 million, or $0.29 per diluted share in the comparable quarter of 2012. The increase in net income is due to the 19 percent increase in royalty revenues and the resulting 33 percent increase in net income.

Net cash provided by operating activities in the first quarter of 2013 was $54.0 million compared with net cash provided by operating activities of $17.9 million for the first quarter of 2012.  At March 31, 2013, PDL had cash, cash equivalents and investments of $187.2 million, compared with $148.7 million at December 31, 2012.

Recent Developments

Structured Financing and Royalty Transaction with Avinger
On April 18, 2013, PDL entered into a Credit Agreement with Avinger, Inc. The total financing of up to $40 million was provided pursuant to a Credit Agreement that included $20 million in cash funded to Avinger on April 18, 2013, and up to $20 million in additional funds to Avinger upon the accomplishment of certain specified revenue milestones.  In exchange, PDL will receive interest on the principal amount outstanding and a low, single-digit royalty on Avinger’s revenues from the sale of Avinger’s suite of products through April 2018.  Avinger is a designer of therapeutic devices incorporating intravascular imaging, and is a pioneer of the lumivascular approach to treating vascular disease.  This financing assists Avinger in the commercialization of its currently marketed OcelotTM and LightboxTM next-generation lumivascular catheter devices used to open totally occluded arteries in the legs, and in the development of PantherisTM, Avinger's next-generation lumivascular atherectomy device.

Peter Garcia Appointed Vice President and Chief Financial Officer
On May 13, 2013, Peter S. Garcia will join PDL as vice president, chief financial officer (CFO) and chief accounting officer.  Mr. Garcia has spent the last 16 years in various CFO positions for biotechnology companies. He joins PDL from BioTime, Inc. (NYSE MKT: BTX) where he served as CFO since 2011.

2013 Dividends
On January 30, 2013, PDL’s Board of Directors declared regular quarterly dividends of $0.15 per share of common stock, payable on March 12, June 12, September 12 and December 12 of 2013 to all stockholders who own shares of PDL on March 5, June 5, September 5 and December 5 of 2013, the record dates for each of the dividend payments, respectively. On March 12, 2013, PDL paid the first quarterly dividend to stockholders of record totaling $21 million using earnings generated in the first quarter of 2013.

Revenue Guidance for 2013
As previously announced, PDL will continue to provide revenue guidance for each quarter in the third month of that quarter. Second quarter 2013 revenue guidance will be provided in early June.

Conference Call Details
PDL will hold a conference call to discuss financial results at 4:30 p.m. ET today, May 9, 2013.

To access the live conference call via phone, please dial (800) 668-4132 from the United States and Canada or (224) 357-2196 internationally. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through May 15, 2013, and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 59911834.

To access the live and subsequently archived webcast of the conference call, go to the Company’s website at http://www.pdl.com and go to “Events & Presentations.” Please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. Today, PDL is focused on intellectual property asset management, investing in new income generating assets and maximizing value for its shareholders. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's royalty assets, restrict or impede the ability of the Company to invest in new royalty bearing assets and limit the Company's ability to pay dividends are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission and updated by subsequent Quarterly Reports on Form 10-Q. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2013	2012
Revenues
Royalties	$91,847	$77,344
License and other	-	-
Total revenues	91,847	77,344
Operating Expenses
General and administrative expenses	7,186	6,945
Operating income	84,661	70,399
Non-operating expense, net
Interest and other income, net	3,838	90
Interest expense	(6,000)	(8,700)
Total non-operating expense, net	(2,162)	(8,610)
Income before income taxes	82,499	61,789
Income tax expense	29,028	21,605
Net income	$53,471	$40,184

Net income per share
Basic	$0.38	$0.29
Diluted	$0.36	$0.29

Shares used to compute income per basic share	139,816	139,680
Shares used to compute income per diluted share	149,101	140,204

Cash dividends declared per common share	$0.60	$0.60

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	March 31,	December 31,
	2013	2012
Cash, cash equivalents and investments	$187,213	$148,689
Total notes receivable	$90,184	$93,208
Total assets	$312,810	$279,966
Convertible notes payable	$312,613	$309,952
Total stockholders' deficit	$(93,671)	$(68,122)

PDL BIOPHARMA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW DATA
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2013	2012
Net income	$53,471	$40,184
Adjustments to reconcile net income to net cash provided by operating activities	3,178	6,215
Changes in assets and liabilities	(2,649)	(28,503)
Net cash provided by operating activities	$54,000	$17,896

PDL BIOPHARMA, INC.
MIX OF EX-U.S. SALES AND EX-U.S.-BASED MANUFACTURING AND SALES
OF GENENTECH PRODUCTS
(Unaudited)

	Three Months Ended March 31,
	2013	2012
Avastin
% Ex-U.S. Sold	60%	57%
% Ex-U.S.-based Manufactured and Sold	50%	27%
Herceptin
% Ex-U.S. Sold	69%	70%
% Ex-U.S.-based Manufactured and Sold	41%	35%
Lucentis
% Ex-U.S. Sold	67%	60%
% Ex-U.S.-based Manufactured and Sold	0%	0%
Perjeta
% Ex-U.S. Sold	5%	0%
% Ex-U.S.-based Manufactured and Sold	0%	0%
Xolair
% Ex-U.S. Sold	39%	40%
% Ex-U.S.-based Manufactured and Sold	39%	40%